Exhibit 3.106

FORMN0.3a BERMUDA CERTIFICATE OF INCORPORATION ON CHANGE OF NAME Registration No. EC15674 I HEREBY CERTIFY that in accordance with section 10 of the Companies Act 1981 . . DUAL OFFSHORE LTD. by resolution and with the approval of the Registrar of Companies has changed its name and was registered as ENSCO Maritime Limited on the 21st day of June, 1996. Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 25th day of June, 1996.